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                                                                     EXHIBIT 4.4

                               FIRST AMENDMENT TO
                             THE LIBERTY CORPORATION
                           RETIREMENT AND SAVINGS PLAN
                             AS AMENDED AND RESTATED
                            EFFECTIVE JANUARY 1, 2002

         The Liberty Corporation Retirement and Savings Plan as Amended and Restated Effective January 1, 2002 (the "Plan") is hereby amended as follows effective as of January 1, 2002:

                                       1.

         Section 2.41 of the Plan is amended by deleting the existing provision and by substituting the following:

         "SECTION 2.41 QUALIFIED EMPLOYEE.

                  Any Employee other than (a) an Employee who is included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and the Employer, unless participation in the Plan is specifically provided for in the bargaining agreement, (b) a "leased employee," as defined in Code Section 414(n)(2), without regard to any determination by a court or administrative agency that such individual is a common law Employee of the Employer, and (c) any person whose customary employment is for less than 30 hours per week, provided however, a person who is an Employee and who performs 1,000 Hours of Service in a consecutive twelve-month period after performing his first Hour of Service or during any Plan Year shall become a Qualified Employee from date of hire or for such applicable Plan Year. Moreover, Employees of CableVantage Inc. shall not be Qualified Employees with respect to the portion of the Plan providing for Employer discretionary contributions."


THE COMPANY:                                THE LIBERTY CORPORATION


                                            By: /s/ Martha G. Williams

Date: March 7, 2002                         Title: Vice President


ATTEST:

/s/ Sophia G. Vergas
Assistant Secretary